Exhibit 99.1

NEWS RELEASE

RadioShack Promotes William Nebes

To Senior Vice President in Mexico

FORT WORTH, Texas, Feb. 23, 2012 — RadioShack Corp. (NYSE: RSH) today announced that William “Bill” Nebes III has been promoted to senior vice president, overseeing the Company’s operations in Mexico. Mr. Nebes will report directly to Jim Gooch, president and chief executive officer of RadioShack Corp.

Mr. Nebes has served as vice president of Mexico operations for RadioShack since February 2009, shortly after RadioShack acquired full ownership of the Mexico business in December 2008.

“We’re pleased with Bill’s efforts in Mexico that have improved performance across merchandising platforms, increased sales and achieved positive comparable-store sales,” Mr. Gooch said. “Under Bill’s leadership, we continue to see opportunities in Mexico to grow and expand our brand.”

Under the direction of Mr. Nebes, RadioShack’s Mexico operations increased its nationwide network of stores from 200 to 227 (as of Dec. 31, 2011), with plans for additional new stores in 2012. As senior vice president, Mr. Nebes will continue his oversight of retail operations, distribution, marketing and financial administration for the Mexico business, among other responsibilities.

Mr. Nebes joined RadioShack in August 2008 as vice president of the Company’s Northeast store operations, continuing a long track record in retailing strategy and operations. He previously held several key roles for Staples, Inc., the leading office-products retailer based near Boston, including vice president of administration for Staples contract and commercial operations, chief operating officer for Staples Communications and senior vice president of merchandising. Mr. Nebes left Staples to pursue several entrepreneurial ventures before he joined RadioShack.

Earlier in his career, Mr. Nebes worked as an auditor for accounting firm Ernst & Young. Mr. Nebes earned his bachelor’s degree from the former Bentley College (now Bentley University) in Waltham, Mass., near Boston, where he graduated with highest honors.

About RadioShack Corporation

RadioShack is a leading national retailer of innovative mobile technology products and services, as well as products related to personal and home technology and power supply needs. RadioShack offers consumers a targeted assortment of wireless phones and other electronic products and services from leading national brands, exclusive private brands and major wireless carriers, all within a comfortable and convenient shopping environment. RadioShack employs approximately 34,000 people globally, including a team of friendly and helpful sales experts who have been recognized for delivering the best customer service in the wireless industry. RadioShack’s retail network includes approximately 4,700 company-operated stores in the United States and Mexico, 1,500 wireless phone centers in the United States, and approximately 1,100 dealer and other outlets worldwide. For more information on RadioShack Corporation, please visit www.radioshackcorporation.com; to purchase items online, please visit www.radioshack.com. RadioShack® and The Shack® are registered trademarks licensed by RadioShack Corporation.

Contact:

RadioShack Corporation

(817) 415-3300

media.relations@RadioShack.com

# # #